SCHEDULE 14A

                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
          OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the Registrant |X|
Filed by a party other than the Registrant

Check the appropriate box:
  Preliminary Proxy Statement       Confidential, for Use of the Commission Only
                                    (as permitted by Rule 14a-6(e)(2))

|X| Definitive Proxy Statement
    Definitive Additional Materials
    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         THE ESTEE LAUDER COMPANIES INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) filing Proxy Statement, if other that the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.
    Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.
    (1)  Title of each class of securities to which transaction applies:

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    (2)  Aggregate number of securities to which transaction applies:

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    (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4)  Proposed maximum aggregate value of transaction:

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    (5)  Total fee paid:

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         Fee paid previously with preliminary materials.

         Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, of the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

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    (2)  Form, Schedule or Registration Statement no.:

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    (3)  Filing Party:

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    (4)  Date Filed:

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

The Estee Lauder Companies Inc.
767 Fifth Avenue
New York, NY 10153

                                                  [LOGO]
                                                  ESTEE
                                                  LAUDER
                                                  COMPANIES

Leonard A. Lauder
Chairman

                                                    September 17, 2002

Dear Fellow Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders. It will be held on Wednesday, October 30, 2002, at 10:00 a.m., local time, at The St. Regis in New York City.

     The enclosed notice and proxy statement contain details concerning the meeting. The Board of Directors recommends a vote "FOR" all the following items of business:

     1. Election of four Directors to serve until the 2005 Annual Meeting of Stockholders; and

     2. Ratification of the Audit Committee's appointment of KPMG LLP as independent auditors for the 2003 fiscal year.

     Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend.

     I look forward to seeing you at the Annual Meeting.


                                                  /s/ Leonard A. Lauder

                         THE ESTEE LAUDER COMPANIES INC.
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME:

     Wednesday, October 30, 2002, at 10:00 a.m., local time

PLACE:

     The St. Regis
     The St. Regis Roof
     Two East 55th Street
     New York, New York 10021

ITEMS OF BUSINESS:

     1. To elect four Directors to serve until the 2005 Annual Meeting of Stockholders; and

     2. To ratify the Audit Committee's appointment of KPMG LLP as independent auditors for the 2003 fiscal year.

     We also will transact such other business as may properly come before the meeting and any adjournments or postponements.

WHO MAY VOTE?

     Stockholders of record of the Class A Common Stock and Class B Common Stock at the close of business on September 12, 2002 are entitled to notice of and to vote at the meeting and any adjournments or postponements.

ADMISSION TO THE MEETING:

     ADMISSION TO THE MEETING WILL REQUIRE A TICKET. If you are a stockholder of record and plan to attend, please check the appropriate box on the proxy card and an admission ticket will be mailed to you. If you are a stockholder whose shares are held through an intermediary such as a bank or broker and you plan to attend, please request a ticket by writing to the Investor Relations Department at The Estee Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. Evidence of your ownership, which you can obtain from your bank, broker or other intermediary, must accompany your letter.

                                            By Order of the Board of Directors

                                            PAUL E. KONNEY
                                            SENIOR VICE PRESIDENT,
                                            GENERAL COUNSEL AND SECRETARY

New York, New York
September 17, 2002

     YOU ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT YOU DECIDE TO ATTEND THE MEETING, YOU MAY, IF YOU DESIRE, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                         THE ESTEE LAUDER COMPANIES INC.
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153

                                                              September 17, 2002

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD OCTOBER 30, 2002

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Estee Lauder Companies
Inc. (the "Company", "we" or "us"), a Delaware corporation, to be voted at the Annual Meeting of Stockholders to be held in The St. Regis Roof at The St. Regis, Two East 55th Street, New York, New York, on Wednesday, October 30, 2002, at 10:00 a.m., local time, and at any adjournments or postponements thereof.

     All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised at the option of the persons signing them by giving written notice to the Secretary of the Company, by delivering a later-dated proxy or by voting in person at the Annual Meeting. The mailing address of our principal executive offices is 767 Fifth Avenue, New York, New York 10153. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to stockholders is October 2, 2002.

     All properly signed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In the election of Directors to serve until the Annual Meeting of Stockholders in 2005, stockholders may vote in favor of all nominees or withhold their votes as to any or all nominees. Regarding the other proposal to be voted upon, stockholders may vote in favor of the proposal, may vote against the proposal or may abstain from voting. Stockholders should specify their choices on the enclosed form of proxy. If no specific instructions are given, the shares represented by a signed proxy will be voted:

     1.   FOR the election of all nominees as Directors;

     2. FOR the proposal to ratify the appointment of KPMG LLP as independent auditors.

     Directors will be elected by a plurality of the votes cast by the holders of the shares of Class A Common Stock and Class B Common Stock voting in person or by proxy at the Annual Meeting. Under our bylaws, ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the votes cast "For" or "Against" the proposal by holders of Class A Common Stock and Class B Common Stock. Accordingly, abstentions and broker non-votes, while not included in calculating vote totals for this proposal, will have the practical effect of reducing the number of "For" votes needed to approve it.

     Only owners of record of shares of Class A Common Stock and Class B Common Stock at the close of business on September 12, 2002 are entitled to vote at the Annual Meeting or adjournments or postponements thereof. Each owner of record of Class A Common Stock on the record date is entitled to one vote for each share of Class A Common Stock so held. Each owner of record of Class B Common Stock on the record date is entitled to ten votes for each share of Class B Common Stock so held. On September 12, 2002, there were 124,797,295 shares of Class A Common Stock and 108,412,533 shares of Class B Common Stock issued and outstanding.

     A list of stockholders as of the close of business on September 12, 2002 will be available for inspection during normal business hours from October 16, 2002 through October 29, 2002, at the office of Spencer G. Smul, Associate Counsel and Assistant Secretary of the Company, at 767 Fifth Avenue, New York, New York 10153.

                              ELECTION OF DIRECTORS
                                    (ITEM 1)

BOARD OF DIRECTORS

     The Board of Directors has fixed the number of Directors at nine. The Directors are divided into three classes, each serving for a period of three years.

     The stockholders elect one class of Directors annually. The Directors whose terms will expire at the 2002 Annual Meeting of Stockholders are Charlene Barshefsky, Leonard A. Lauder, Ronald S. Lauder and Marshall Rose, each of whom has been nominated to stand for reelection as a Director at the 2002 Annual Meeting, to hold office until the 2005 Annual Meeting and until his or her successor is elected and qualifies.

     In September 2002, Faye Wattleton resigned from the Board of Directors.

     In the unanticipated event that one or more of these nominees is unable or declines to serve for any reason, the Board of Directors may reduce the number of Directors or may designate a substitute nominee or nominees, in which event the persons named in the enclosed proxy will vote proxies for the election of such substitute nominee or nominees.

     THE BOARD RECOMMENDS A VOTE FOR EACH NOMINEE AS A DIRECTOR TO HOLD OFFICE UNTIL THE 2005 ANNUAL MEETING. PROXIES RECEIVED BY THE BOARD WILL BE SO VOTED UNLESS A CONTRARY CHOICE IS SPECIFIED IN THE PROXY.

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             NOMINEES FOR ELECTION TO TERM EXPIRING 2005 (CLASS III)
--------------------------------------------------------------------------------

                        Ambassador Charlene Barshefsky       Director since 2001
                                                             Age 52

[PHOTO] Ambassador Barshefsky is Senior International Partner at the law firm of Wilmer, Cutler & Pickering in Washington, D.C. Prior to joining the law firm, she was the United States Trade Representative from March 1997 until January 2001 and Deputy United States Trade Representative and Acting United States Trade Representative from June 1993 until March 1997. From February 2001 until July 2001, Ambassador Barshefsky was a Public Policy Scholar at the Woodrow Wilson International Center for Scholars in Washington, D.C. Ambassador Barshefsky is also a Director of American Express Company, Starwood Hotels & Resorts Worldwide, Inc. and Idenix Pharmaceuticals, Inc. and is a member of Intel Corporation's Policy Advisory Board.

                        Ambassador Barshefsky is a member of the Audit
                        Committee.

--------------------------------------------------------------------------------

                        Leonard A. Lauder                    Director since 1958
                                                             Age 69

[PHOTO] Mr. Lauder has been Chairman of the Board of Directors of the Company since 1995. He served as Chief Executive Officer of the Company from 1982 through 1999 and as President from 1972 until 1995. Mr. Lauder formally joined the Company in 1958 after serving as an officer in the United States Navy. Since joining the Company, he has held various positions, including executive officer positions other than those described above. He is Chairman of the Board of Trustees of the Whitney Museum of American Art, a Charter Trustee of the University of Pennsylvania and a Trustee of The Aspen Institute. He served as a member of the White House Advisory Committee on Trade Policy and Negotiations under President Reagan.

                        Mr. Lauder is a member of the Nominating and Board Affairs Committee.

--------------------------------------------------------------------------------

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                        Ronald S. Lauder                 Director since 1988 and
                                                         from 1968 to 1986
                                                         Age 58

[PHOTO] Mr. Lauder has served as Chairman of Clinique Laboratories, Inc., since returning from government service in 1987 and was Chairman of Estee Lauder International, Inc. from 1987 through 2002. Mr. Lauder joined the Company in 1964 and has served in various capacities. From 1983 to 1986, Mr. Lauder served as Deputy Assistant Secretary of Defense for European and NATO Affairs. From 1986 to 1987, he was U.S. Ambassador to Austria. He is non-executive Chairman of the Board of Directors of Central European Media Enterprises Ltd. He is also Chairman of the Board of Trustees of the Museum of Modern Art.

--------------------------------------------------------------------------------

                        Marshall Rose                        Director since 1996
                                                             Age 65

[PHOTO] Mr. Rose is the Chairman of the Board of The Georgetown Group, a privately held real estate development and financial service firm. He is a Director of One Liberty Properties Inc. Among his numerous civic activities, he is Chairman Emeritus of The New York Public Library, a Director and member of the Executive Committee of Bryant Park Restoration Corporation, a Director and member of the Executive Committee of the Board of Advisors of the Graduate School and University Center of the City University of New York and Vice Chairman of Lincoln Center.

                        Mr. Rose is a member of the Compensation Committee and the Stock Plan Subcommittee.

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               INCUMBENT DIRECTORS - TERM EXPIRING 2003 (CLASS I)
--------------------------------------------------------------------------------

                        Irvine O. Hockaday, Jr.              Director since 2001
                                                             Age 66

[PHOTO] Mr. Hockaday is the former President and Chief Executive Officer of Hallmark Cards, Inc. He retired in December 2001. Prior to joining Hallmark in 1983, he was President and Chief Executive Officer of Kansas City Southern Industries, Inc. Mr. Hockaday was a member of the Hallmark Board of Directors from 1978 until January 2002. He is a Director of the Ford Motor Company, Dow Jones & Co., Inc., Sprint Corp., Aquila, Inc. and Crown Media Holdings. He is a trustee emeritus of the Aspen Institute. Mr. Hockaday is Chairman of the Audit Committee.

--------------------------------------------------------------------------------

                        Fred H. Langhammer                   Director since 1996
                                                             Age 58

[PHOTO] Mr. Langhammer has been Chief Executive Officer since 2000 and President of the Company since 1995. He was Chief Operating Officer from 1985 through 1999. Mr. Langhammer joined the Company in 1975 as President of its operations in Japan and, in 1982, he was appointed Managing Director of the Company's operations in Germany. He is a member of the Board of Directors of Inditex, S.A. (an apparel manufacturer and retailer), the Cosmetics, Toiletries and Fragrance Association, the German American Chamber of Commerce, Inc., and Chairman of the American Institute for Contemporary German Studies at Johns Hopkins University. He is also a Senior Fellow of the Foreign Policy Association and a Director of the Japan Society.

--------------------------------------------------------------------------------

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               INCUMBENT DIRECTORS - TERM EXPIRING 2004 (CLASS II)
--------------------------------------------------------------------------------

                        Lady Lynn Forester de Rothschild     Director since 2000
                                                             Age 48

[PHOTO] Lady de Rothschild is Founder and Chief Executive Officer of ELR Holdings, Ltd., which invests in and manages telecommunications and technology companies. From 1990 to 2002, Lady de Rothschild was President and Chief Executive Officer of FirstMark Holdings, Inc., which owned and managed various telecommunications companies. She was Executive Vice President for Development at Metromedia Telecommunications, Inc. from 1984-1989. She began her career in 1980 as an associate at the law firm of Simpson, Thacher and Bartlett, where she practiced corporate law. Lady de Rothschild is Chairman of the New York City Scholarship Fund and a trustee of the Outward Bound Trust (UK) and The Old Vic Theatre Trust. Lady de Rothschild is a member of the Council on Foreign Relations and the Foreign Policy Association, and she served as a member of the National Information Infrastructure Advisory Committee and the Secretary of Energy Advisory Board under President Clinton.

                        Lady de Rothschild is Chairman of the Nominating and Board Affairs Committee and a member of the Audit Committee, the Compensation Committee and the Stock Plan Subcommittee.

--------------------------------------------------------------------------------
                        William P. Lauder                    Director since 1996
                                                             Age 42

[PHOTO] Mr. Lauder became Group President of the Company in July 2001. He leads the worldwide business of Clinique and Origins and the Company's retail store and on-line operations. From 1998 to 2001, he was President of Clinique Laboratories, Inc. Prior to 1998, he was President of Origins Natural Resources Inc., and he had been the senior officer of that division since its inception in 1990. Prior thereto, he served in various positions since joining the Company in 1986. He is a member of the Board of Trustees of The Trinity School in New York City and the Boards of Directors of The Fragrance Foundation, the Fresh Air Fund and the 92nd Street Y.

--------------------------------------------------------------------------------
                        Richard D. Parsons                   Director since 1999
                                                             Age 54

[PHOTO] Mr. Parsons is Chief Executive Officer of AOL Time Warner Inc. From January 2001 until May 2002, he was Co-Chief Operating Officer of AOL Time Warner. From 1995 until the merger with America On-Line Inc., he was President of Time Warner Inc. From 1990 through 1994, he was Chairman and Chief Executive Officer of Dime Bancorp, Inc. Mr. Parsons is a Director of AOL Time Warner Inc. and Citigroup. Among his numerous community activities, he is Chairman of the Apollo Theatre Foundation, and serves on the boards of Colonial Williamsburg Foundation, Lincoln Center and the Museum of Modern Art. He is also a trustee of Howard University.

                        Mr. Parsons is Chairman of the Compensation Committee and a member of the Nominating and Board Affairs Committee.

--------------------------------------------------------------------------------

OWNERSHIP OF SHARES

     The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of September 12, 2002 (or such other date specified in the notes to the table) by
(i) each person known by the Company to own beneficially more than 5% of the outstanding shares of either Class A Common Stock or Class B Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers whose names appear in the summary compensation table and (iv) all directors and executive officers as a group. Except as set forth in the notes to the table, the business address of each 5% stockholder is 767 Fifth Avenue, New York, New York 10153. AS DESCRIBED IN THE NOTES TO THE TABLE, THE NAMED INDIVIDUALS SHARE VOTING AND/OR INVESTMENT POWER WITH RESPECT TO CERTAIN SHARES OF COMMON STOCK. CONSEQUENTLY, SUCH SHARES ARE SHOWN AS BENEFICIALLY OWNED BY MORE THAN ONE PERSON.

                                                                                          CLASS B       VOTING
                                                CLASS A COMMON STOCK (1)               COMMON STOCK     POWER++
                                        ------------------------------------------   ----------------   -------
                                                                         SHARES
                                                                       UNDERLYING
   DIRECTORS, EXECUTIVE OFFICERS                              STOCK    EXERCISABLE
        AND 5% STOCKHOLDERS               NUMBER       %    UNITS (2)  OPTIONS (#)    NUMBER       %       %
--------------------------------------  ----------   ----   ---------  -----------   ----------  ----   -------
The Estee Lauder 2002 Trust (3) .......         --     --         --           --    10,188,803   9.4     8.4
Leonard A. Lauder (3)(4) .............. 10,748,817    8.6         --    3,279,702    56,740,497  52.3    47.8
Ronald S. Lauder (3)(5) ...............  3,902,142    3.1         --      800,002    38,293,694  35.3    32.0
The Estee Lauder 1994 Trust (3)(6) ....  4,498,951    3.6         --           --     2,001,049   1.8     2.0
Ira T. Wender, as trustee (3)(7) ......    118,564    0.1         --           --    14,034,957  12.9    11.6
William P. Lauder (3)(8) ..............  3,837,884    3.1         --      229,000     6,093,254   5.6     5.4
Gary M. Lauder (3)(9) .................  3,404,390    2.7         --           --     3,852,086   3.6     3.5
Joel S. Ehrenkranz, as trustee (3)(10)   2,371,166    1.9         --           --     7,675,370   7.1     6.5
Richard D. Parsons, individually and
  as trustee (3)(11) ..................  4,017,605    3.2         --       13,998    20,304,638  18.7    17.1
Wellington Management
  Company, LLP (12) ...................  7,243,400    5.8         --           --            --    --     0.6
Janus Capital Corporation (13) ........  6,699,580    5.4         --           --            --    --     0.6
Fred H. Langhammer (14) ...............    100,050      *    302,054    1,630,002            --    --       *
Charlene Barshefsky (15) ..............      2,000      *         --        7,325            --    --       *
Lynn Forester de Rothschild (16) ......      2,000      *      2,106        7,325            --    --       *
Irvine O. Hockaday, Jr. (17) ..........      3,000      *      3,905        7,325            --    --       *
Marshall Rose (18) ....................     15,449      *      5,752       11,673            --    --       *
Patrick Bousquet-Chavanne (19) ........      1,322      *         --      133,000            --    --       *
Daniel J. Brestle (20) ................      5,367      *         --      232,334            --    --       *
All directors and executive officers
  as a group (17 persons) (21) ........ 13,290,070   10.6    313,817    6,549,219   103,550,972  95.5    86.8

----------
++ Voting power represents combined voting power of Class A Common Stock (one vote per share) and Class B Common Stock (10 votes per share) owned beneficially by such person or persons.

*     Less than 0.1%.

(1) Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock and is automatically converted into a share of Class A Common Stock upon transfer to a person who is not a Lauder Family Member (as defined below). The number of shares of Class A Common Stock and percentages contained under this heading do not account for such conversion right.

(2) The stock units beneficially owned by Mr. Langhammer are payable in a like number of shares of Class A Common Stock. The stock units beneficially owned by Lady de Rothschild and Mr. Hockaday and certain of those beneficially owned by Mr. Rose are to be paid out in cash and represent a deferral of retainers and meeting fees. The remaining stock units beneficially owned by Mr. Rose represent the stock portion of his annual retainer plus dividend equivalents. Such units will be settled in shares of Class A Common Stock. Amounts are rounded to the nearest whole unit. See notes (15), and (17) through (19).

(3) Leonard A. Lauder, Ronald S. Lauder, William P. Lauder, Gary M. Lauder, each individually and as trustees of various trusts, Ira T. Wender, as trustee, Joel S. Ehrenkranz, as trustee, and Richard D. Parsons, as trustee, are parties to a Stockholders' Agreement, pursuant to which each has agreed to vote his or the trust's shares for the election of Leonard
      A. Lauder, Ronald S. Lauder and their respective designees as directors of the Company. See notes (4), (5), and (7) through (11) for certain exceptions. Shares owned by each such individual are not attributed to the others by reason of such voting arrangement.

(4) Includes shares owned beneficially or deemed to be owned beneficially by Leonard A. Lauder as follows: 5,150,269 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power (including 3,394,986 shares of Class A Common Stock which are owed to Leonard A. Lauder by Ronald S. Lauder; such loan is secured by a pledge of 3,394,986 shares of Class B Common Stock); 3,579,302 shares of Class A Common Stock and 42,705,540 shares of Class B Common Stock as the majority stockholder of the sole general partner of a limited partnership and with respect to which he has sole voting and investment power; 10,188,803 shares of Class B Common Stock as co-trustee of The Estee Lauder 2002 Trust with respect to which he shares voting power with Ronald S. Lauder, as co-trustee, and investment power with Ronald S. Lauder and Ira T. Wender, as co-trustees; 1,187,700 shares of Class A Common Stock as co-trustee of the Estee Lauder 2001 Charitable Trust with respect to which he shares voting power with Ronald S. Lauder; 15,384 shares of Class A Common Stock and 3,846,154 shares of Class B Common Stock as an individual general partner of a limited partnership and as co-trustee of a trust (the "LAL Trust"), which is a general partner of the same limited partnership, and with respect to which he shares voting power with Ronald
      S. Lauder, who also is an individual general partner of the limited partnership and co-trustee of another trust (the "RSL Trust"), which is a general partner of the limited partnership, and investment power with Ronald S. Lauder, as an individual general partner of the limited partnership and as co-trustee of the RSL Trust, Richard D. Parsons and Ira
      T. Wender, as co-trustees of the RSL Trust, and Joel S. Ehrenkranz and Ira
      T. Wender, as co-trustees of the LAL Trust; 313,862 shares of Class A Common Stock as a director of The Lauder Foundation and with respect to which he shares voting and investment power; 112,300 shares as a director and officer of the Institute for the Study of Aging, Inc. ("ISOA") with respect to which he shares voting and investment power; and 390,000 shares of Class A Common Stock owned by Evelyn H. Lauder. Shares owned by the Estee Lauder 2001 Charitable Trust and The Lauder Foundation are not subject to the Stockholders' AgreemenT. Leonard A. Lauder disclaims beneficial ownership of the shares of Class A Common Stock owned by The Lauder Foundation and Evelyn H. Lauder. Exercisable options include options with respect to 79,700 shares granted to Evelyn H. Lauder. In addition, Leonard A. Lauder has options with respect to another 1,999,998 shares granted to him pursuant to his prior employment agreement that are not yet exercisable. Evelyn H. Lauder has options with respect to another 75,300 shares granted to her pursuant to the Company's share incentive plans that are not yet exercisable. Leonard. A. Lauder is also trustee and beneficiary of a trust that owns 683,980 shares of the Company's $6.50 Cumulative Redeemable Preferred Stock.

(5) Includes shares owned beneficially or deemed to be owned beneficially by Ronald S. Lauder as follows: 1,000,000 shares of Class A Common Stock and 24,255,555 shares of Class B Common Stock directly and with respect to which he has sole voting and investment power; 3,182 shares of Class A Common Stock and 3,182 shares of Class B Common Stock as sole trustee of a trust for the benefit of his children and with respect to which he has sole voting and investment power; 10,188,803 shares of Class B Common Stock as co-trustee of The Estee Lauder 2002 Trust with respect to which he shares voting power with Leonard A. Lauder, as co-trustee, and investment power with Leonard A. Lauder and Ira T. Wender, as co-trustees; 1,187,700 shares of Class A Common Stock as co-trustee of the Estee
      Lauder 2001 Charitable Trust with respect to which he shares voting power with Leonard A. Lauder; 15,384 shares of Class A Common Stock and 3,846,154 shares of Class B Common Stock as an individual general partner of a limited partnership and as co-trustee of the RSL Trust, which is a general partner of the same limited partnership, and with respect to which he shares voting power with Leonard A. Lauder, who also is an individual general partner of the limited partnership and co-trustee of the LAL Trust, which is a general partner of the limited partnership, and investment power with Leonard A. Lauder, as an individual general partner of the limited partnership and as co-trustee of the LAL Trust, Richard D. Parsons and Ira T. Wender, as co-trustees of the RSL Trust, and Joel S. Ehrenkranz and Ira T. Wender, as co-trustees of the LAL Trust; 313,862 shares of Class A Common Stock as a director of The Lauder Foundation and with respect to which he shares voting and investment power; 112,300 shares as a director and officer of ISOA; 36,457 shares of Class A Common Stock as a Director of the Ronald S. Lauder Foundation with respect to which he shares voting and investment power; 1,080,000 shares of Class A Common Stock as a Director of the Neue Galerie New York and with respect to which he shares voting and investment power; and 153,257 shares of Class A Common Stock as a Director of The Jewish Renaissance Foundation with respect to which he shares voting and investment power. Shares owned by the Estee Lauder 2001 Charitable Trust, ISOA, The Lauder Foundation, Neue Galerie New York and The Jewish Renaissance Foundation are not subject to the Stockholders' Agreement. Ronald S. Lauder disclaims beneficial ownership of the shares of Class A Common Stock and Class B Common Stock owned by trusts for the benefit of one or more of his children, The Lauder Foundation, the Ronald S. Lauder Foundation, Neue Galerie New York and The Jewish Renaissance Foundation. Ronald S. Lauder borrowed shares of Class A Common Stock from certain Family Controlled Trusts (as defined below) and Leonard A. Lauder, which he sold in the Company's initial public offering. Ronald S. Lauder is obligated to repay the outstanding loans, which in the aggregate are in respect of 7,394,986 shares of Class A Common Stock, by delivering to the lending Family Controlled Trusts and Leonard A. Lauder shares equal in number to the borrowed shares. This obligation is secured by pledges of 1,000,000 of shares of Class A Common Stock and 6,394,986 shares of Class B Common Stock owned by Ronald S. Lauder as to which he has sole voting power and shares investment power with the respective pledgees. 17,860,569 shares of Class B Common Stock are pledged by Mr. Lauder to secure loans under a loan facility with a group of banks. Ronald S. Lauder also has options with respect to 499,998 shares granted to him pursuant to his prior employment agreement that are not yet exercisable.

(6) Ronald Weintraub is the sole trustee of The Estee Lauder 1994 Trust and has sole voting and investment powER with respect to all shares of Class A Common Stock and Class B Common Stock owned by such trust. The shares of Class A Common Stock are pledged to JP Morgan Securities Inc. in connection with delivery obligations under a forward purchase contract sold by the trust to JP Morgan Securities Inc. The trust also owns 2,916,000 shares of the Company's $6.50 Cumulative Redeemable Preferred Stock, which are pledged to secure loans from a group of banks. The shares owned by the trust are not subject to the Stockholders' Agreement. The address of the trust is c/o George E.B. Maguire, Debevoise & Plimpton, 919 Third Avenue, New York, New York 10021.

(7) Includes shares owned beneficially or deemed to be owned beneficially by Ira T. Wender as follows: 3,000 shares of Class A Common Stock owned by his wife; 10,188,803 shares of Class B Common Stock as co-trustee of The Estee Lauder 2002 Trust and with respect to which he shares investment power with Leonard A. Lauder anD Ronald S. Lauder; 15,384 shares of Class A Common Stock and 3,846,154 shares of Class B Common Stock as co-trustee of the LAL Trust and as co-trustee of the RSL Trust, which trusts are general partners of a limited partnership, which owns the shares and with respect to which he shares investment power with Leonard A. Lauder, as co-trustee of the LAL Trust and as an individual general partner of the limited partnership, Ronald S. Lauder, as co-trustee of the RSL Trust and as an individual general partner of the limited partnership, Joel S. Ehrenkranz, as co-trustee of the LAL Trust, and Richard D. Parsons, as co-trustee of the RSL Trust; and 100,180 shares of Class A Common Stock with respect to which he has sole voting power as sole trustee of the RSL 4201 Trust. Mr. Wender disclaims beneficial ownership of such shares. Shares owned by the RSL 4201 Trust are not subject to the Stockholders' Agreement. Mr. Wender's business address is 1133 Avenue of the Americas, New York, New York 10036.

(8) Includes shares owned beneficially or deemed to be owned beneficially by William P. Lauder as follows: 1,168,240 shares of Class A Common Stock and 2,264,038 shares of Class B Common Stock directly and with respect to which he has sole voting and investment power; 2,355,782 shares of Class A Common Stock and 3,829,216 shares of Class B Common Stock as co-trustee of a trust and with respect to which he shares voting power with Gary M. Lauder, as co-trustee, and investment power with Gary M. Lauder and Joel Ehrenkranz, as co-trustees; and 313,862 shares of Class A Common Stock as a director of The Lauder Foundation and with respect to which he shares voting and investment power. Shares owned by The Lauder Foundation are not subject to the Stockholders' Agreement. William P. Lauder disclaims beneficial ownership with respect to shares of Class A Common Stock owned by The Lauder Foundation and the AAF. William P. Lauder also has options with respect to 401,000 shares of Class A Common Stock granted to him pursuant to the Company's share incentive plans that are not yet exercisable.

(9) Includes shares owned beneficially or deemed to be owned beneficially by Gary M. Lauder as follows: 79,920 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; 963,454 shares of Class A Common Stock as sole trustee of the Gary M. Lauder 2000 Revocable Trust as to which he has sole voting and investment power; 2,355,782 shares of Class A Common Stock and 3,829,216 shares of Class B Common Stock as co-trustee of a trust and with respect to which he shares voting power with William P. Lauder, as co-trustee, and investment power with William P. Lauder and Mr. Ehrenkranz, as co- trustees; and 5,234 shares of Class A Common Stock and 22,870 shares of Class B Common Stock as custodian for his nieces. Mr. Lauder disclaims beneficial ownership of the shares held by him as custodian. Gary M. Lauder's business address is ICTV Inc., 14600 Winchester Boulevard, Los Gatos, California 95030.

(10) Includes shares owned beneficially or deemed to be owned beneficially by Joel S. Ehrenkranz as follows: 2,355,782 shares of Class A Common Stock and 3,829,216 shares of Class B Common Stock as co-trustee of a trust and with respect to which he shares investment power with William P. Lauder and Gary M. Lauder, as co-trustee; and 15,384 shares of Class A Common Stock and 3,846,154 shares of Class B Common Stock as co-trustee of the LAL Trust, which is a general partner of a limited partnership, which owns the shares and with respect to which he shares investment power with Leonard A. Lauder, who is an individual general partner of the limited partnership and also a co-trustee of the LAL Trust, Ronald S. Lauder, who is an individual general partner of the limited partnership and also a co-trustee of the RSL Trust, Richard D. Parsons and Ira T. Wender, as co-trustees of the RSL Trust, and Ira T. Wender, as co-trustee of the LAL Trust. Mr. Ehrenkranz is also a trustee of a trust for the benefit of Leonard A. Lauder that owns 683,980 shares of the Company's $6.50 Cumulative Redeemable Preferred Stock. Mr. Ehrenkranz disclaims beneficial ownership of all such shares except the shares he owns directly. Shares owned by the LAL 4002 Trust are not subject to the Stockholders' Agreement. Mr. Ehrenkranz's business address is 375 Park Avenue, New York, New York 10152.

(11) Includes shares owned beneficially or deemed to be owned beneficially by Richard D. Parsons as follows: 2,221 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; 4,000,000 shares of Class A Common Stock and 16,458,484 shares of Class B Common Stock as trustee of trusts for the benefit of Aerin Lauder and Jane Lauder and with respect to which Mr. Parsons has sole voting and investment power; and 15,384 shares of Class A Common Stock and 3,846,154 shares of Class B Common Stock as co-trustee of the RSL Trust, which is a general partner of a limited partnership, which owns the shares and with respect to which he shares investment power with Ronald S. Lauder, who is an individual general partner of the limited partnership and also a co-trustee of the LAL Trust, Leonard A. Lauder, who is an individual general partner of the limited partnership and also a co-trustee of the LAL Trust, Ira T. Wender, as co-trustee of the RSL Trust, and Joel S. Ehrenkranz and Ira T. Wender, as co-trustees of the LAL Trust. Mr. Parsons disclaims beneficial ownership of all such shares, other than those owned by him directly. All of the shares of Class A Common Stock owned by trusts for the benefit of Aerin Lauder and Jane Lauder represent shares owed to the trusts by Ronald S. Lauder to secure repayment of stock loans made to Mr. Lauder. Such loans, which were made to Mr. Lauder at the time of the Company's initial public offering, are secured by a pledge of 1,000,000 shares of Class A Common Stock and 3,000,000 shares of Class B Common Stock. Options in respect of 6,673 shares of Class A Common Stock are exercisable and the rest become exercisable on October 31, 2002. Mr. Parson's business address is 75 Rockefeller Plaza, New York, New York 10019.

(12) Based on a Schedule 13G filed by February 14, 2002, by Wellington Management Company, LLP ("WMC"), 75 State Street, Boston , MA 012109. WMC, as investment adviser, shares with its clients dispositive power with respect to 7,243,400 shares of Class A Common Stock and voting power with respect to 6,199,700 shares of Class A Common Stock.

(13) Based on a Schedule 13G filed February 8, 2002 by Janus Capital Corporation, a registered investment adviser, and Thomas H. Bailey, its Chairman of the Board, President and Chief Executive Officer (collectively, "Janus"). Janus has sole voting and dispositive power over the shares. The principal address of Janus is 100 Fillmore Street, Denver, Colorado 80206-4923.

(14) Excludes stock options with respect to 2,969,998 shares of Class A Common Stock granted to Mr. Langhammer under his prior employment agreement and the Company's Fiscal 1999 and Fiscal 2002 Share Incentive Plans that are not exercisable.

(15) Includes 2,000 shares of Class A Common Stock to be granted to Ambassador Barshefsky on October 30, 2002. The options become exercisable on October 31, 2002.

(16) The options become exercisable on October 31, 2002. Lady de Rothschild defers the cash portion of her board retainer and meeting fees in the form of cash-payout stock units.

(17) Of the 3,000 shares of Class A Common Stock, 2,000 are to be granted to Mr. Hockaday on October 30, 2002. Mr. Hockaday defers the cash portion of his board retainer and meeting fees in the form of cash-payout stock units.

(18) Includes shares of Class A Common Stock owned beneficially by Mr. Rose as follows: 8,449 shares indirectly as a director of a private foundation, and 7,000 shares as trustee of one of his children's trusts, in each case with respect to which he has sole voting and investment power. Mr. Rose disclaims beneficial ownership of shares owned by the foundation and by his child's trust. In addition, Mr. Rose defers the cash portion of his board retainer and meeting fees in the form of cash-payout stock units. Options in respect of 6,673 shares of Class A Common Stock are exercisable and the rest become exercisable on October 31, 2002.

(19) Excludes stock options with respect to 417,000 shares of Class A Common Stock granted to Mr. Bousquet-Chavanne under the Company's Fiscal 1999 Share Incentive Plan and Fiscal 2002 Share Incentive Plan that are not yet exercisable.

(20) Excludes stock options with respect to 434,332 shares of Class A Common Stock granted to Mr. Brestle under a previous employment agreement and the Company's Fiscal 1999 Share Incentive Plan and Fiscal 2002 Share Incentive Plan that are not yet exercisable.

(21) See notes (2) through (5), (8), (11) and (14) through (20). Also excludes stock options with respect to an aggregate of 1,072,467 shares of Class A Common Stock granted to the executive officers whose names do not appear in this table or the notes thereto, which are not yet exercisable.



               [Remainder of this page intentionally left blank.]

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

     STOCKHOLDERS' AGREEMENT. Lauder Family Members (other than The Lauder Foundation, Aerin Lauder, Jane Lauder, The Estee Lauder 1994 Trust, the RSL
4201 Trust, The 4202 Corporation and the Estee Lauder 2001 Charitable TRUST) who own shares of Common Stock have agreed pursuant to the Stockholders' Agreement to vote all shares beneficially owned by them for Leonard A. Lauder, Ronald S. Lauder and one person, if any, designated by each as a Director of the Company. Lauder Family Members who are parties to the Stockholders' Agreement beneficially owned, in the aggregate, on September 12, 2002, shares of Common Stock having approximately 86.6% of the voting power of the Company. The right of each of Leonard A. Lauder and Ronald S. Lauder to designate a nominee exists only when he (including his descendants) beneficially owns (other than by reason of the Stockholders' Agreement) shares of Common Stock with at least 10% of the total voting power of the Company. Currently, William P. Lauder is the nominee of Leonard A. Lauder and Richard D. Parsons is the nominee of Ronald S. Lauder. The right of each of Leonard A. Lauder and Ronald S. Lauder to be nominated will exist so long as he (including his descendants) beneficially owns shares of Common Stock with at least 5% of the total voting power of the Company. In the event that Leonard A. Lauder ceases to be a member of the Board of Directors by reason of his death or disability, then his sons, William P. Lauder and Gary M. Lauder, will succeed to his rights to be nominated as a Director and to designate one nominee. If either son is unable to serve by reason of his death or disability, the other son will have the right to designate a nominee. Similarly, Aerin Lauder and Jane Lauder, Ronald S. Lauder's daughters, will succeed to their father's rights if he should cease to be a Director by reason of his death or disability. If either daughter is unable to serve by reason of her death or disability, the other daughter will have the right to designate a nominee. In the event none of Leonard A. Lauder and his sons and Ronald S. Lauder and his daughters are able to serve as Directors by reason of death or disability, then the rights under the Stockholders' Agreement to be a nominee and to designate a nominee will cease.

     BOARD COMMITTEES. The Board of Directors has established four committees--the Audit Committee, the Compensation Committee, the Stock Plan Subcommittee and the Nominating and Board Affairs Committee.

     The Audit Committee members are Ambassador Charlene Barshefsky, Lady Lynn Forester de Rothschild and Irvine O. Hockaday, Jr., Chairman. The Committee, among other things, appoints the independent auditors, reviews the independence of such auditors, approves the scope of the annual audit activities of the independent auditors and the Company's Internal Control Department and reviews audit results. The Audit Committee has a written charter that was adopted by the Board of Directors. A copy of the charter was attached to the Company's 2001 Proxy Statement.

     The Compensation Committee members are Lady Lynn Forester de Rothschild, Richard D. Parsons, Chairman, and Marshall Rose. The Committee, among other things, has the authority to establish and approve compensation plans and arrangements with respect to the Company's executive officers and administers certain employee benefit plans, including the executive annual incentive plan. The Stock Plan Subcommittee, whose members are Lady Lynn Forester de Rothschild and Marshall Rose, has the authority to adopt and administer the Company's share incentive plans.

     The Nominating and Board Affairs Committee members are Lady Lynn Forester de Rothschild, Chairman, Leonard A. Lauder and Richard D. Parsons. Faye Wattleton was formerly Chairman of the Committee. The Committee, among other things, recommends nominees for election as members of the Board, considers and makes recommendations regarding Board practices and procedures and reviews the compensation for service as a Board member.

     BOARD AND BOARD COMMITTEE MEETINGS. In fiscal 2002, the Board of Directors met six times, the Compensation Committee met four times, the Stock Plan Subcommittee met twice, the Audit Committee met seven times and the Nominating and Board Affairs Committee met three times. The total combined attendance for all Board and Committee meetings was 95.5%. In fiscal 2002, the Non-Employee Directors met once in executive session.

     COMPENSATION OF DIRECTORS. Each Non-Employee Director receives an annual cash retainer of $60,000 payable quarterly and a grant of ten-year options to purchase 5,000 shares of Class A Common Stock. Committee Chairmen receive an additional annual retainer of $15,000 each.

     An additional $25,000 is payable to each Non-Employee Director by a grant of stock units (accompanied by dividend equivalent rights) as an annual stock retainer in the fourth quarter of the calendar year. Each stock unit is convertible into shares of Class A Common Stock on or after the first business day of the calendar year following the one in which the Director ceases to be a member of the Board. The number of stock units to be awarded is determined by dividing $25,000 by the average closing price of the Class A Common Stock on the twenty trading days next preceding the date of grant. In lieu of receiving stock units, a Director may elect to receive options in respect of Class A Common Stock. The number of shares subject to such option grant is determined by dividing $75,000 by the closing price per share of the Class A Common Stock on the date of grant. Such price per share is also the exercise price per share of the options. Options have 10-year terms (subject to post-service limitations). In no event will stock units or stock options representing more than 5,000 shares be granted in connection with the annual stock retainer.

     On the date of the first annual meeting of stockholders which is more than six months after a Non-Employee Director's initial election to the Board, the Director receives a grant of 2,000 shares of Class A Common Stock (plus a cash payment in an amount to cover related income taxes).

     Non-Employee Directors receive $1,500 for each board or committee meeting attended plus reimbursement of reasonable expenses of attending such meetings. For services rendered outside Board or committee meetings, which are in furtherance of Board and/or committee business, Non-Employee Directors may receive an additional fee of $1,500 per day.

     Non-Employee Directors may elect to defer receipt of all or part of their cash-based compensation. The deferrals may take the form of stock equivalent units (accompanied by dividend equivalent rights) to be paid out in cash or may simply accrue interest until paid out in cash.

     Directors who are also employees of the Company receive no additional compensation for service as Directors.

     DIRECTOR NOMINEES. The Nominating and Board Affairs Committee will consider stockholder recommendations of nominees with proven business judgment and experience and impeccable reputations. Proposed nominees should be able to satisfy the independence and other requirements to serve on our Board's Audit and/or Compensation Committees and the Stock Plan Subcommittee. Stockholders who wish to suggest qualified candidates should send their written recommendation to Paul E. Konney, Senior Vice President, General Counsel and Secretary, The
Estee Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. Any recommendation should be accompanied by detailed information regarding the proposed nominee's experience and qualifications and the stockholder making the recommendation. For stockholders intending to nominate an individual for election as a Director, there are specific procedures set forth in our bylaws. See "Stockholder Proposals and Nominations".

AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors, consisting solely of "independent directors" as defined by the Board and consistent with the rules of the New York Stock Exchange, has:

     1. reviewed and discussed the Company's audited financial statements for the fiscal year ended June 30, 2002 with management and representatives of KPMG LLP;

     2. discussed with KPMG the matters required to be discussed by SAS 61, as modified or supplemented; and

     3. received the written disclosures and letter from KPMG required by Independence Standards Board Standard No. 1 and discussed KPMG's independence with representatives of KPMG.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2002 be included in the Company's annual report on Form 10-K filed with the Securities and Exchange Commission.

                                               The Audit Committee
                                               Charlene Barshefsky
                                               Lynn Forester de Rothschild
                                               Irvine O. Hockaday, Jr., Chairman

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and any persons who own more than ten percent of the Class A Common Stock, to file forms reporting their initial beneficial ownership of common stock and subsequent changes in that ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater-than-ten-percent beneficial owners also are required to furnish the Company with copies of all forms they file under Section 16(a). Based solely upon a review of the copies of the forms furnished to the Company, or a written representation from a reporting person that no Form 5 was required, the Company believes that during the 2002 fiscal year all Section 16(a) filing requirements were satisfied.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     FAMILY RELATIONSHIPS. Mrs. Estee Lauder and her late husband, Joseph Lauder, founded the Company. Until September 1995, Mrs. Lauder was Chairman of the Board of Directors. She is currently Founding Chairman, an honorary position. Her son, Leonard A. Lauder, is the Chairman of the Board of Directors. Her other son, Ronald S. Lauder, is a Senior Vice President and Director of the Company and Chairman of Clinique Laboratories, Inc. Leonard A. Lauder's wife, Evelyn H. Lauder, is Senior Corporate Vice President of the Company. Leonard A. Lauder and his wife have two sons, William P. Lauder and Gary M. Lauder. William
P. Lauder is Group President and a Director of the Company. Gary M. Lauder is not an employee of the Company. Ronald S. Lauder and his wife, Jo-Carole Lauder, have two daughters, Aerin Lauder and Jane Lauder. Aerin Lauder is Vice President--Global Advertising for Estee Lauder. Jane Lauder is Vice President of Marketing for Stila Cosmetics, Inc., a subsidiary of the Company.

     As used in this Proxy Statement, the term "Lauder Family Members" includes only the following persons: (i) Mrs. Estee Lauder and her estate, guardian, conservator or committee; (ii) each descendant of Mrs. Lauder (a "Lauder Descendant") and their respective estates, guardians, conservators or committees; (iii) each "Family Controlled Entity" (as defined below); and (iv) the trustees, in their respective capacities as such, of each "Family Controlled Trust" (as defined below). The term "Family Controlled Entity" means (i) any not-for-profit corporation if at least 80% of its board of directors is composed of Mrs. Estee Lauder and/or Lauder Descendants; (ii) any other corporation if at least 80% of the value of its outstanding equity is owned by Lauder Family Members; (iii) any partnership if at least 80% of the value of its partnership interests are owned by Lauder Family Members; and (iv) any limited liability or similar company if at least 80% of the value of the company is owned by Lauder Family Members. The term "Family Controlled Trust" includes certain trusts existing on November 16, 1995 and trusts the primary beneficiaries of which are Mrs. Estee Lauder, Lauder Descendants, spouses of Lauder Descendants and/or charitable organizations, provided that if the trust is a wholly charitable trust, at least 80% of the trustees of such trust consist of Mrs. Lauder and/or Lauder Descendants.

     ROYALTY ARRANGEMENTS. In 1969, the Company acquired from Mrs. Estee
Lauder ownership of the trademark EsteE Lauder outside the United States in exchange for royalty payments on sales of Estee Lauder brand products during Mrs. Lauder's lifetime. The royalty payments also relate to sales of Prescriptives products, which initially were sold under the Estee Lauder brand. The royalty with respect to those sales continues to be an obligation of the Company until Mrs. Estee Lauder's death. The royalty paid to Mrs. Lauder for fiscal 2002 amounted to $16.5 million.

     REGISTRATION RIGHTS AGREEMENT. Leonard A. Lauder, Ronald S. Lauder, The Estee Lauder 1994 Trust, William P. Lauder, Gary M. Lauder, Aerin Lauder,
Jane Lauder, certain Family Controlled Entities and other Family Controlled Trusts, Morgan Guaranty Trust Company of New York ("Morgan Guaranty") and the Company are parties to a Registration Rights Agreement (the "Registration Rights Agreement"), pursuant to which each of Leonard A. Lauder, Ronald S. Lauder and Morgan Guaranty have three demand registration rights and The Estee Lauder
1994 Trust has six demand registration rights in respect of shares of Class A Common Stock (including Class A Common Stock issued upon conversion of Class B Common Stock) held by them. Three of the demand rights granted to The Estee Lauder 1994 Trust may be used only by a pledgee of The Estee Lauder 1994
Trust's shares of Common Stock. In addition, the Registration Rights Agreement provides registration rights relating to the Company's $6.50 Cumulative Redeemable Preferred Stock (the "EL Preferred Stock"). Subject to certain limitations set forth in the agreement, The Estee Lauder 1994 Trust has six demand registrations rights, three of which may only be exercised by a pledgee of its EL Preferred Stock, and a trust for the benefit of Leonard A. Lauder has one demand registration right in respect of its shares of EL Preferred Stock. All the parties to the Registration Rights Agreement (other than the Company) also have an unlimited number of piggyback registration rights in respect of their shares. The rights of Morgan Guaranty and any other pledgee of The Estee Lauder 1994 Trust under the Registration Rights Agreement will be exercisable only in the event of a default under certain loan arrangements. Leonard A. Lauder and Ronald S. Lauder may assign their demand registration rights to Lauder Family Members. The Company is not required to effect more than one registration of Class A Common Stock in any consecutive twelve-month period. The piggyback registration rights allow the holders to include their shares of Class A Common Stock in any registration statement filed by the Company, subject to certain limitations.

     The Company is required to pay all expenses (other than underwriting discounts and commissions of the selling stockholders, taxes payable by the selling stockholders and the fees and expenses of the selling stockholders' counsel) in connection with any demand registrations, as well as any registration pursuant to the exercise of piggyback rights. The Company has agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933.

     STOCKHOLDERS' AGREEMENT. All Lauder Family Members (other than The Lauder Foundation, Aerin Lauder, Jane Lauder, the Estee Lauder 1994 Trust, the RSL
4201 Trust, The 4202 Corporation and the Estee Lauder 2001 Charitable Trust) that beneficially own shares of Common Stock are parties to a stockholders' agreement with the Company (the "Stockholders' Agreement"). The stockholders who are parties to the Stockholders' Agreement beneficially owned, in the aggregate, shares of Common Stock having approximately 86.6% of the voting power of the Company on September 12, 2002. Such stockholders have agreed to vote in favor of the election of Leonard A. Lauder and Ronald S. Lauder and one designee of each as Directors. See "Additional Information Regarding the Board of Directors--Stockholders' Agreement." The Stockholders' Agreement also contains certain limitations on the transfer of shares of Class A Common Stock and Class B Common Stock. In addition, each stockholder who is a party to the Stockholders' Agreement (the "Offering Stockholder") has granted to each other party (the "Offeree") a right of first offer to purchase shares of Class A Common Stock the Offering Stockholder intends to sell to a person (or group of persons) who is not a Lauder Family Member, except in certain circumstances, such as sales in a widely distributed underwritten public offering or sales made in compliance with Rule 144 under the Securities Act of 1933. Each Offeree has the opportunity to purchase the Offeree's pro rata portion of the shares to be offered by the Offering Stockholder, as well as additional shares not purchased by other Offerees. Any shares not purchased pursuant to the right of first offer may be sold at or above 95% of the price offered to the Offerees. The agreement also includes provisions for bona fide pledges of shares of Common Stock and procedures related to such pledges. The Stockholders' Agreement will terminate upon the occurrence of certain specified events, including the transfer of shares of Common Stock by a party to the Stockholders' Agreement that causes all parties thereto immediately after such transaction to own beneficially in the aggregate shares having less than 10% of the total voting power of the Company.

     OTHER ARRANGEMENTS. The Company has subleased certain of its office space in New York to an affiliate of Ronald S. Lauder. For fiscal 2002, the rent paid or accrued was approximately $580,000, which equals the Company's lease payments for that space. The Company also has agreed to provide such affiliate with certain services, such as phone systems, payroll service and office and administrative services, which are reimbursed at a rate approximating the Company's incremental cost thereof. For fiscal 2002, the affiliate paid approximately $13.9 million pursuant to such agreement. Such amounts included a balance of $1,616,000 at June 30, 2002, which has since been paid to the Company. The Company has similar arrangements with an affiliate of Leonard A. Lauder and his family. For fiscal 2002, that affiliate and/or family members paid the Company about $1,757,000 for office space and certain services, such as phone systems, payroll service and office and administrative services. At June 30, 2002, the affiliate and family members had made prepayments substantially in excess of the amounts due to the Company for expenses. The payments by the affiliates and family members approximated the Company's incremental cost of such space and services.

     Certain members of the Lauder family (and entities affiliated with one or more of them) own numerous works of art that are displayed at the Company's offices. The Company pays no fee to the owners for displaying such works. The owners of the works pay for their maintenance. In fiscal 2002, the Company paid premiums of about $7,000 for insurance relating to such works.

     The Company, as is common for major global consumer products companies, regularly advertises in various media, including magazines, television, radio and the Internet. Some of these advertisements may appear from time to time in magazines, cable networks and websites owned by or associated with AOL Time Warner Inc., of which Richard D. Parsons, a Director of the Company, is Chief Executive Officer. In many cases, advertisements are placed indirectly through advertising agencies. In fiscal 2002, the Company estimates that the aggregate cost of advertisements appearing in or on such magazines and other media was about $7 million, an amount which is neither material to the Company nor to AOL Time Warner Inc.

     Ambassador Barshefsky, one of our Directors, is Senior International Partner in the law firm of Wilmer, Cutler & Pickering. In fiscal 2002, the firm provided legal services to the Company. Fees for such services were $16,500, an amount which is neither material to the Company nor to Wilmer, Cutler & Pickering. The fees accounted for less than 5% of the law firm's gross revenues. Wilmer, Cutler & Pickering has provided services to the Company in fiscal 2003. Ambassador Barshefsky does not share in the revenue earned by Wilmer, Cutler & Pickering from its representation of the Company.

     In connection with his employment agreement when he joined the Company last fiscal year, the Company loaned Philip Shearer, Group President, International, $1.5 million. Such loan shall be forgiven in its entirety as to principal if he remains with the Company through July 1, 2006. Interest on the loan and the associated income tax liability are imputed as income to Mr. Shearer. During the fiscal year, Andrew Cavanaugh, Senior Vice President - Global Human Resources, received an advance on his compensation of $80,000 after tax. Such amount was repaid in full in September 2002. An advance to Mr. Langhammer, and loans to Patrick Bousquet-Chavanne, are described below under "Executive Compensation."



                  [Remainder of page intentionally left blank.]

EXECUTIVE COMPENSATION

     The following table sets forth a summary of all compensation awarded or paid to or earned by the chief executive officer and the four other most highly compensated executive officers of the Company in the last fiscal year for services rendered in all capacities to the Company (including its subsidiaries) for the fiscal years ended June 30, 2002, 2001 and 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                             ANNUAL COMPENSATION           COMPENSATION AWARDS
                                     ----------------------------------- -------------------------
                                                                OTHER
                                                               ANNUAL     RESTRICTED    SECURITIES
                              FISCAL                           COMPEN-      STOCK       UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR  SALARY ($)   BONUS ($)   SATION ($)   AWARDS ($)   OPTIONS (#) COMPENSATION($)
---------------------------   ------ ----------   ---------   ---------- ------------   ----------  ---------------
LEONARD A. LAUDER,             2002   1,800,000     900,000       (b)          --              --      412,140(c)
Chairman of the Board (a)      2001   1,800,000   1,676,000       (b)          --              --      475,790
                               2000   1,920,000   4,880,000       (b)          --       1,000,000      673,139

FRED H. LANGHAMMER,            2002   2,000,000   1,500,000       (b)    2,000,000(d)     500,000    3,483,530(e)
President and                  2001   2,000,000   2,793,000       (b)    2,000,000(d)     500,000    1,817,615
Chief Executive Officer (a)    2000   1,900,000   2,400,000       (b)    1,500,000(d)   1,400,000      348,144

PATRICK BOUSQUET-CHAVANNE,     2002   1,000,000     650,000   834,300(g)       --         100,000      227,340(h)
Group President (f)            2001   1,000,000   1,072,000   466,000(g)       --         100,000       17,342
                               2000     950,000     700,000   440,000(g)       --         100,000        8,963

DANIEL J. BRESTLE,             2002   1,000,000     650,000       (b)          --         100,000       20,000(h)
Group President (h)            2001   1,000,000     850,000       (b)          --         100,000       20,377
                               2000   1,000,000     900,000       (b)          --         100,000       20,555

WILLIAM P. LAUDER,             2002   1,000,000     650,000       (b)          --         100,000        4,950(h)
Group President (h)            2001     950,000     850,000       (b)          --         100,000        4,950
                               2000     950,000     808,000       (b)          --         100,000        5,250

----------

(a) Prior to January 1, 2000, Mr. Lauder was Chairman of the Board and Chief Executive Officer and Mr. Langhammer was President and Chief Operating Officer.

(b) Represents cash for perquisites and other personal benefits, which did not exceed $50,000 for such executive officer in the fiscal year.

(c) Amounts reported under "All Other Compensation" for fiscal 2002 include the estimated dollar value of the benefit to Mr. Lauder of Company-paid premiums in the amount of $407,640 on split-dollar life insurance. A trust established by Mr. Lauder pays the term-life portion of the policy. The Company will recover all premiums paid by it at the time death benefits are paid, and may recover such amounts earlier under certain circumstances. The maximum potential value is calculated as if the fiscal year premiums were advanced to Mr. Lauder without interest until the time the Company expects to recover the premiums (i.e. upon his death). The amount reported for Mr. Lauder in fiscal 2002 also includes $4,500 of matching contributions made pursuant to the Company's qualified defined contribution plan.

(d) Reflects the dollar value (without consideration of the restrictions) of restricted stock units granted to Mr. Langhammer pursuant to his employment agreement. Additional stock units are credited to Mr. Langhammer in connection with dividends, which are payable in additional units. At the end of fiscal 2002, Mr. Langhammer held 246,966 restricted stock units. Based on the closing price of the Company's Class A Common Stock at the end of fiscal 2002, the value of such units (without consideration of the restrictions) was $8,693,000. The stock units are payable in shares of Class A Common Stock within 90 days after Mr. Langhammer's termination of employment. Pursuant to his employment agreement and the Fiscal 2002 Share Incentive Plan, he received an additional grant of 54,752 restricted stock units on July 1, 2002 and an additional grant of 336 restricted stock units pursuant to dividend equivalent rights on July 2, 2002.

(e) Amounts reported in fiscal 2002 include (i) $4,810 of matching contributions made pursuant to the Company's qualified defined contribution plan and (ii) the estimated dollar value of the Company-paid premiums for split-dollar life insurance calculated on the same basis as disclosed in note (c) above but assuming a recovery by the Company of certain premiums in calendar 2013. One of the split-dollar insurance policies permits borrowings by the owner (a trust of which Mr. Langhammer is the grantor) commencing in July 2007.

(f) Mr. Bousquet-Chavanne became Group President responsible for Estee Lauder, MAC and designer fragrance branDS in July 2001. In fiscal 2001 and 2000, he was president of Estee Lauder International, Inc.

(g) Represents (i) $440,000 related to forgiveness of a portion of a loan made to him pursuant to his prior employment agreement for fiscal 2000, (ii) $466,000 relating to the forgiveness of a remaining portion of the loan made to him pursuant to his prior employment agreement for fiscal 2001, and
     (iii) $834,300 relating to the forgiveness of the remaining portion of the loan made to him pursuant to his prior employment agreement for fiscal 2002. See also note (b) regarding cash for perquisites.

(h) Amounts reported in fiscal 2002 include: (i) the estimated dollar value of the benefit to the named executive officer of Company-paid premiums for split-dollar life insurance (calculated on the same basis as disclosed in note (c) above) as follows: Mr. Bousquet-Chavanne, $12,810, and Mr. Brestle, $14,900; (ii) matching contributions made on behalf of named executive officer pursuant to the Company's qualified defined contribution plan as follows: Mr. Bousquet-Chavanne, $4,420, Mr. Brestle, $5,100 and Mr.
     W. Lauder, $4,950; and (iii) $210,120 for Mr. Bousquet-Chavanne representing imputed interest and the associated income tax liability related to the loan to him described below under "Employment Agreements".

(i) Prior to July 2001, Mr. Brestle was President of Estee Lauder (USA & Canada) and Mr. W. Lauder was President of Clinique Laboratories, Inc. As of July 1, 2001, Mr. Brestle and Mr. W. Lauder are Group Presidents responsible for various brands and business operating units.

                          OPTION GRANTS IN FISCAL 2002

                                                                INDIVIDUAL GRANTS
                                    ---------------------------------------------------------------------
                                     NUMBER OF     % OF TOTAL
                                    SECURITIES       OPTIONS
                                    UNDERLYING     GRANTED TO     EXERCISE                   GRANT DATE
                                      OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION   PRESENT VALUES
                                      (#)(1)       FISCAL YEAR     ($/SH)        DATE          ($)(2)
                                    ----------    ------------    --------    ----------   --------------
Leonard A. Lauder .................         0          0.0%          N.A.         N.A.            N.A.
Fred H. Langhammer ................   500,000         23.4%        $40.50       7/26/11      8,360,000
Patrick Bousquet-Chavanne .........   100,000          4.7%        $40.50       7/26/11      1,672,000
Daniel J. Brestle .................   100,000          4.7%        $40.50       7/26/11      1,672,000
William P. Lauder .................   100,000          4.7%        $40.50       7/26/11      1,672,000

----------
(1) The options granted in fiscal 2002 to the named executive officers have a term of 10 years and were granted pursuant to the Fiscal 1999 Share Incentive Plan.

(2) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy for valuing options. All stock option models require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating Grant Date Present Value: expected average time of exercise of seven years, volatility of 31%, dividend yield of 0.5% and average risk-free rate of return of 6.0%. The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period and upon the date when they are exercised.

   AGGREGATED OPTION EXERCISES IN FISCAL 2002 AND 2002 FISCAL YEAR-END OPTIONS

                                                          NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                                SHARES        VALUE   OPTIONS AT FISCAL YEAR-END(#)    FISCAL YEAR-END($)(1)
                              ACQUIRED ON   REALIZED  ----------------------------- ---------------------------
                              EXERCISE(#)      ($)     EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                              -----------   --------  ------------  -------------   -----------   -------------
Leonard A. Lauder ............    --           --      3,200,002      1,999,998     47,550,431      3,720,819
Fred H. Langhammer ...........    --           --      1,630,002      2,469,998     19,464,188      1,488,319
Patrick Bousquet-Chavanne ....    --           --        133,000        317,000        804,375        402,188
Daniel J. Brestle ............    --           --        232,334        334,332      1,711,976        396,557
William P. Lauder ............    --           --        229,000        301,000      2,178,388         48,238

----------
(1) The closing price per share on June 28, 2002, the last trading day in fiscal 2002, was $35.20.

PENSION PLANS

     The Company provides retirement benefits to its employees in the United States through a defined benefit plan, which is intended to be qualified under
Section 401 of the Internal Revenue Code, and a related non-qualified restoration plan. In general, for employees who were at least 50 years old and had five years of qualifying Company employment on January 1, 1993 or who had ten years of qualifying Company employment as of that date, retirement benefits pursuant to the plans are calculated as a multiple of years of qualifying Company employment, times final qualifying average compensation, times a percentage (currently 1.5%), offset by certain amounts calculated with reference to Social Security entitlements. For other employees, retirement benefits under the plans are the aggregate amount of annual credits (calculated with reference to total annual compensation, with certain items excluded) plus interest credits thereon. The benefits payable to Leonard A. Lauder and Fred H. Langhammer are calculated with reference to supplemental undertakings.

     Leonard A. Lauder has 44 years of qualifying Company employment and is retirement eligible. If he were to retire currently, his annual retirement benefits would be approximately $962,400. He (or his wife, estate or designee) also would be paid approximately $1.8 million per year, pursuant to an arrangement in his current and former employment agreements. Payments under such arrangement will commence upon the earliest to occur of his retirement, his death or his 70th birthday and will continue for ten years thereafter.

     Mr. Langhammer currently has 27 years of qualifying Company employment. If he retired at normal retirement age with 34 years of qualifying Company employment, his projected annual retirement benefit would be approximately $2.6 million payable during his lifetime.

     Mr. Bousquet-Chavanne currently has 11 years of qualifying Company employment. If he retired at normal retirement age with 32 years of qualifying Company employment, his projected annual retirement benefit would be approximately $429,600 payable during his lifetime.

     Mr. Brestle currently has 24 years of qualifying Company employment. If he retired at normal retirement age with 32 years of qualifying Company employment, his projected annual retirement benefit would be approximately $472,000 payable during his lifetime.

     William P. Lauder currently has 16 years of qualifying Company employment. If he retired at normal retirement age with 39 years of qualifying Company employment, his projected annual retirement benefit would be approximately $444,200 payable during his lifetime.

EMPLOYMENT AGREEMENTS

     LEONARD A. LAUDER. Mr. Lauder's current employment agreement (the "2000 Agreement") provides for his employment as Chairman of the Board of the Company until such time as he resigns, retires or is terminated. The agreement provides for a base salary of $1.8 million per year, which Mr. Lauder agreed would be reduced to $1.71 million in fiscal 2003. Mr. Lauder is entitled to participate in standard benefit plans, such as the Company's pension and medical plans, and has a supplemental pension arrangement discussed above. Mr. Lauder's aggregate annual bonus opportunities for fiscal 2003 under the Executive Annual Incentive Plan amount to $1.8 million. Mr. Lauder may elect to defer a certain portion of his cash compensation. Mr. Lauder is entitled to participate in the Fiscal 1999 Share Incentive Plan and Fiscal 2002 Share Incentive Plan, but no grants have been made to him under either plan to date. The Company may terminate Mr. Lauder's employment at any time if he becomes "permanently disabled", in which event Mr. Lauder will be entitled to (i) receive his base salary for a period of two years after termination, (ii) receive bonus compensation at an annual rate equal to the average of the actual bonuses paid to him prior to such termination under the 2000 Agreement or, if no bonuses have been paid, his base salary (the "Leonard Lauder Bonus Compensation") and (iii) participate in the Company's benefit plans for two years. In the event of Mr. Lauder's death during the term of his employment, for a period of one year from the date of Mr. Lauder's death, his beneficiary or legal representative will be entitled to receive Mr. Lauder's base salary and the Leonard Lauder Bonus Compensation. Mr. Lauder may terminate his employment at any time upon six months' written notice to the Company, in which event Mr. Lauder will be entitled to receive his base salary and the Leonard Lauder Bonus Compensation for the six-month period following termination. In addition, his beneficiary and beneficiaries of trusts of which Mr. Lauder is grantor will be entitled to receive the benefits of certain company-sponsored insurance including supplemental split-dollar arrangements. The Company may terminate Mr. Lauder's employment for any reason upon 60 days' written notice. In the event of termination by the Company (other than for cause) or a termination by Mr. Lauder for good reason after a change of control,
(a) Mr. Lauder, for a period of three years from the date of termination, will be entitled to (i) receive his base salary in effect at the time of termination,
(ii) receive the Leonard Lauder Bonus Compensation and (iii) participate in the Company's benefit plans and (b) in the case of termination by the Company (other than for cause), Mr. Lauder will not be subject to a non-competition covenant contained in the 2000 Agreement. If Mr. Lauder receives any severance payments, then he is entitled to be reimbursed for any excise taxes that may be imposed on them. Upon termination for any reason, options previously granted to Mr. Lauder will remain exercisable for the remainder of their respective terms, subject to certain non-competition and good conduct provisions.

     FRED H. LANGHAMMER. Mr. Langhammer's employment agreement provides for his employment as President and Chief Executive Officer of the Company through June 30, 2005, unless earlier terminated. The agreement provides for an annual base salary of $2.0 million, which Mr. Langhammer has agreed will be $1.9 million for fiscal 2003. Mr. Langhammer is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. Mr. Langhammer is entitled to additional pension payments under a supplemental undertaking by the Company. See "Pension Plans" above. His employment agreement provides that his annual bonus opportunities under the Executive Annual Incentive Plan will not exceed $3.0 million in fiscal 2003 and 150% of his base salary in subsequent contract years. Mr. Langhammer may elect to defer certain of his cash compensation and has deferred receipt of salary that would have otherwise been non-deductible to the Company. In January 2002, the Company advanced Mr. Langhammer $1.5 million after taxes. Such amount was repaid in full by him in September 2002. He was granted options with respect to 1.0 million shares of Class A Common Stock on January 1, 2000 with an exercise price of $50.4375 per share. His agreement provides for additional annual option grants in respect of 500,000 shares. The grant made for fiscal 2001 has an exercise price of $43.6875 per share, the grant made for fiscal 2002 has an exercise price of $40.50 per share and the grant for fiscal 2003 has an exercise price of $32.15. In addition, Mr. Langhammer's agreement provides for the grant to him of $2.0 million worth of restricted stock units each year. On July 1, 2002, Mr. Langhammer received stock units with respect to 54,752 shares, accompanied by dividend equivalents which are payable in additional stock units. Stock units awarded in any fiscal year may be forfeited under certain circumstances if Mr. Langhammer is terminated during such year. The stock units will be paid in shares of Class A Common Stock at a time to be determined by the Company, but in no event later than ninety days after the termination of Mr. Langhammer's employment. Including grants that remain outstanding from his prior agreement, Mr. Langhammer currently holds restricted stock units in respect of 302,054 shares of Class A Common Stock. The Company may terminate Mr. Langhammer's employment at any time if he becomes "permanently disabled", in which event Mr. Langhammer will be entitled to (i) receive his base salary in effect at the time of termination (the "Langhammer Base Salary") for a period of one year after termination, (ii) receive his pro rata bonus through the date of termination and
(iii) participate in the Company's benefit plans through the date of termination. In the event of Mr. Langhammer's death during the term of his employment, the beneficiaries of certain trusts of which Mr. Langhammer is grantor will be entitled to receive the benefits of certain Company-sponsored insurance, including supplemental split-dollar arrangements. The Company may terminate Mr. Langhammer's employment for any reason upon 60 days' written notice. In the event of (X) the Company's termination of the agreement (other than for cause) or (Y) Mr. Langhammer's termination of the agreement as a result of the Company's material breach thereof, which would include a material reduction in Mr. Langhammer's duties or responsibilities, or (Z) Mr. Langhammer's termination of his employment for good reason after a change of control of the Company, (a) Mr. Langhammer, for a period of three years from the date of termination (or until June 30, 2006), will be entitled to (i) receive the Langhammer Base Salary, (ii) receive his average bonus paid during the term of the agreement and (iii) participate in the Company's benefit plans and (b) Mr. Langhammer will not be subject to the covenant not to compete contained in such agreement. Mr. Langhammer may terminate his employment for any other reason at any time upon six months' written notice to the Company, in which event the Company shall have no further obligations after termination. If Mr. Langhammer receives any severance payments, then he is entitled to be reimbursed for any excise taxes that may be imposed on them. Upon termination for any reason, options granted to Mr. Langhammer will remain exercisable for the remainder of their respective terms, subject to certain non-competition and good conduct provisions.

     PATRICK BOUSQUET-CHAVANNE. Mr. Bousquet-Chavanne's current employment agreement provides for his employment as Group President through June 30, 2004, unless earlier terminated. The agreement provides for an annual base salary of $1 million, which Mr. Bousquet-Chavanne has agreed will be $950,000 in fiscal 2003. Mr. Bousquet-Chavanne is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. The Compensation Committee has granted to Mr. Bousquet-Chavanne bonus opportunities equal to $1.3 million for fiscal 2003 and $1.5 million for fiscal 2004. Mr. Bousquet-Chavanne may elect to defer certain of his cash compensation. Mr. Bousquet-Chavanne has been granted options with respect to 100,000 shares of Class A Common Stock with an exercise price of $40.50 per share and 100,000 shares of Class A Common Stock with an exercise price of $32.15 per share so far during the term of the agreement and the agreement contemplates an additional stock option grant of 100,000 shares of Class A Common Stock in fiscal 2004. The Company may terminate Mr. Bousquet-Chavanne's employment at any time if he becomes "permanently disabled", in which event Mr. Bousquet-Chavanne will be entitled to (i) receive for a period of one year from the date of termination his base salary in effect at the time of termination, (ii) receive unpaid bonus compensation otherwise payable for the fiscal year in which such disability occurred pro-rated to the date of termination, and (iii) participate in the Company's benefit plans for such one-year period. In the event of Mr. Bousquet-Chavanne's death during the term of his employment, his beneficiary or legal representative will be entitled to receive (i) for a period of one year Mr. Bousquet-Chavanne's base salary in effect at the time of death and (ii) bonus compensation otherwise payable in respect of the fiscal year prior to that in which he dies. His beneficiaries will receive the benefits of certain Company-sponsored insurance. The Company may terminate his employment agreement for any reason upon 60 days' written notice. In the event of the Company's termination of the agreement (other than for cause), Mr. Bousquet-Chavanne will be entitled to (i) receive for the Post-Termination Period (as defined below), his base salary in effect at the time of termination, (ii) receive bonus compensation equal to 50% of the average of incentive compensation bonuses previously paid or payable to him during the contract term and (iii) participate in the Company's benefit plans during the Post-Termination Period. "Post-Termination Period" means the longest from the date of termination of (a) one year, (b) the period until June 30, 2005, and (c) the period consistent with the Company's policy (which in no event will be more than two years). If the Company does not renew the term of his employment, Mr. Bousquet-Chavanne will be entitled to receive during the Post-Termination Period his base salary and other benefits consistent with Company policy. In addition to his employment agreement, in 2001, the Company made a loan in the amount of $2 million to Mr. Bousquet-Chavanne. Interest on the loan and the associated income tax liability are imputed as income to Mr. Bousquet-Chavanne. A separate agreement provides that the loan shall be forgiven in its entirety as to principal if he remains with the Company through July 1, 2005 and shall be forgiven in its entirety with a gross-up for taxes if he remains with the Company through July 1, 2006.

     DANIEL J. BRESTLE. Mr. Brestle's current employment agreement provides for his employment as Group President through June 30, 2004, unless earlier terminated. The agreement provides for an annual base salary of $1 million, which Mr. Brestle has agreed shall be $950,000 in fiscal 2003. Mr. Brestle is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. The Compensation Committee has granted to Mr. Brestle bonus opportunities equal to $1.3 million for fiscal 2003 and $1.5 million for fiscal 2004. Mr. Brestle may elect to defer certain of his cash compensation. Mr. Brestle has been granted options with respect to 100,000 shares of Class A Common Stock with an exercise price of $40.50 per share and 100,000 shares of Class A Common Stock with an exercise price of $32.15 per share so far during the term of this agreement and the agreement contemplates an additional stock option grant of 100,000 shares of Class A Common Stock in fiscal 2004. The Company may terminate Mr. Brestle's employment at any time if he becomes "permanently disabled", in which event Mr. Brestle will be entitled to (i) receive for a period of one year from the date of termination his base salary in effect at the time of termination, (ii) receive unpaid bonus compensation otherwise payable for the fiscal year in which such disability occurred pro-rated to the date of termination, and (iii) participate in the Company's benefit plans for such one-year period. In the event of Mr. Brestle's death during the term of his employment, his beneficiary or legal representative will be entitled to receive (i) for a period of one year Mr. Brestle's base salary in effect at the time of death and (ii) bonus compensation otherwise payable in respect of the fiscal year prior to that in which he dies. In addition, his beneficiaries will be entitled to receive the benefits of certain Company-sponsored insurance, including supplemental split-dollar arrangements. The Company may terminate his employment agreement for any reason upon 60 days' written notice. In the event of the Company's termination of the agreement (other than for cause), Mr. Brestle will be entitled to (i) receive for the Post-Termination Period his base salary in effect at the time of termination,
(ii) receive bonus compensation equal to 50% of the average of incentive compensation bonuses previously paid or payable to him during the contract term and (iii) participate in the Company's benefit plans during the Post-Termination Period. If the Company does not renew the term of his employment, Mr. Brestle will be entitled to receive during the Post-Termination Period his base salary and certain other benefits consistent with the Company's policy. Upon termination for any reason, options previously granted to Mr. Brestle will remain exercisable for the remainder of their respective terms, subject to certain non-competition and good conduct provisions.

     WILLIAM P. LAUDER. Mr. Lauder's current employment agreement provides for his employment as Group President through June 30, 2004, unless earlier terminated. The agreement provides for a base salary of $1 million, which Mr. Lauder has agreed shall be $950,000 in fiscal 2003. Mr. Lauder is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. The Compensation Committee has granted to Mr. Lauder bonus opportunities equal to $1.3 million for fiscal 2003 and $1.5 million for fiscal 2004. Mr. Lauder may elect to defer certain of his cash compensation. Mr. Lauder has been granted options with respect to 100,000 shares of Class A Common Stock with an exercise price of $40.50 per share and 100,000 shares of Class A Common Stock with an exercise price of $32.15 per share so far during the term of this agreement and the agreement contemplates an additional stock option grant of 100,000 shares of Class A Common Stock in fiscal 2004. The Company may terminate Mr. Lauder's employment at any time if he becomes "permanently disabled", in which event Mr. Lauder will be entitled to (i) receive for a period of one year from the date of termination his base salary in effect at the time of termination, (ii) receive unpaid bonus compensation otherwise payable for the fiscal year in which such disability occurred pro-rated to the date of termination, and (iii) participate in the Company's benefit plans for such one-year period. In the event of Mr. Lauder's death during the term of his employment, his beneficiary or legal representative will be entitled to receive
(i) for a period of one year Mr. Lauder's base salary in effect at the time of death and (ii) bonus compensation otherwise payable in respect of the fiscal year prior to that in which he dies. The Company may terminate his employment agreement for any reason upon 60 days' written notice. In the event of the Company's termination of the agreement (other than for cause), Mr. Lauder will be entitled to (i) receive for the Post-Termination Period his base salary in effect at the time of termination, (ii) receive bonus compensation equal to 50% of the average of incentive compensation bonuses previously paid or payable to him during the contract term and (iii) participate in the Company's benefit plans during the Post-Termination Period. If the Company does not renew the term of his employment, Mr. Lauder will be entitled to receive during the Post-Termination Period his base salary and certain other benefits consistent with Company policy.

     Each agreement described above provides that the Company may require the executive to defer certain amounts to be received by him to the extent such amounts may not be deductible by reason of Section 162(m) of the Internal Revenue Code. Each employment agreement also contains certain confidentiality and non-competition provisions.

COMPENSATION COMMITTEE AND STOCK PLAN SUBCOMMITTEE REPORT

     The Company's executive compensation program is designed to attract and retain high quality senior executives, and to motivate them to achieve both short-term and long-term Company, divisional and individual goals. The program currently in place is essentially a continuation of the program existing before the Company's initial public offering with the addition of stock-based elements. The Board of Directors formalized the program in fiscal 1996 after review by two compensation consultants. For fiscal 2002, compensation was paid primarily pursuant to employment agreements, the share incentive plans (which provide for stock-based compensation) and the Executive Annual Incentive Plan (for cash bonuses).

     The Compensation Committee, consisting solely of outside directors, oversees and approves compensation arrangements for the executive officers of the Company (including the opportunities and bonuses paid under the Executive Annual Incentive Plan). The Stock Plan Subcommittee administers the Company's share incentive plans.

Salary and Bonuses

     The Committee believes that Company tenure and the level of responsibility undertaken by individual executives should be appropriately reflected in the establishment of base salary amounts. For fiscal 2003 the Committee has additionally considered projected business conditions, and the need to control overall expenses. Accordingly for fiscal 2003, executive officer salaries were reduced 5% from fiscal 2002 levels.

     The Committee believes that the performance-based bonus structure provided under the Company's Executive Annual Incentive Plan is of key importance. Accordingly, for executive officers in charge of sales divisions (i.e. the Group Presidents), a material portion of total bonus eligibility is tied to year-to-year improvement in financial and operational indicators measured at the divisional level. For executive officers in charge of corporate departments, bonuses are based in large part on improvements in the Company's net earnings and net sales. For fiscal 2002, the Committee set performance targets based on business conditions and assumptions existing before the events of September 11, 2001. The Committee noted the impact those and other events had on the Company's travel retail business and consumer sentiment generally. The Committee further noted that the Company increased net sales as compared to fiscal 2001 and remained profitable despite the unanticipated business conditions. Accordingly, the Committee authorized the payment of certain bonuses in excess of those that would have been payable under application of the objective formulae of the Executive Annual Incentive Plan. For fiscal 2003, the Committee has maintained aggregate bonus opportunities for individual executive officers at fiscal 2002 levels.

Stock-Based Compensation

     In fiscal 2002, the Stock Plan Subcommittee granted stock options to the executive officers under the Fiscal 1999 Share Incentive Plan. The size of each award reflected the recipient's position and anticipated level of future contribution. In certain cases, grants also were made to reward past performance.

Compensation of the Chief Executive Officer

     Mr. Langhammer's salary reflects his long service with the Company, the exceptional results he has achieved and his stature in the industry. His bonus for fiscal 2002 was based on the Company's results as compared to a plan set before September 11, 2001 and was adjusted for the conditions noted above. The option grant and stock unit grant in fiscal 2002 were made to Mr. Langhammer in accordance with his employment agreement. The grants also reflect the principles described above for grants to other executive officers.

Limitations on Deductibility

     The Committee is aware of the limitations on deductibility for income tax purposes of certain compensation paid to its most highly compensated executive officers and considers the deduction limitation in determining compensation. While the Company's compensation program as it applied to such persons in fiscal 2002 was designed to take advantage of the "performance-based" exception to the deduction limitation, certain non-deductible payments were authorized. Each employment agreement with the named executive officers provides that amounts payable pursuant thereto may be deferred to the extent such amounts would not be deductible. For fiscal 2002, non-deductible salary amounts were deferred, but non-deductible bonus payments were not deferred.

                    The Compensation Committee      The Stock Plan Subcommittee


                    Lynn Forester de Rothschild     Lynn Forester de Rothschild
                    Richard D. Parsons, Chairman    Marshall Rose
                    Marshall Rose

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return (stock price appreciation plus dividends) on the Company's Class A Common Stock with the cumulative total return of the S&P 500 Index and a market weighted index of publicly traded peers. The returns are calculated by assuming an investment of $100 in the Class A Common Stock and in each index on June 30, 1997. The publicly traded companies included in the peer group are: Avon Products, Inc., Groupe Clarins S.A., L'Oreal S.A., LVMH Moet Hennessy Louis Vuitton, The Procter & Gamble Company, Shiseido Company, Ltd. and Unilever N.V.


        [DATA BELOW ARE REPRESENTED AS A GRAPH IN THE ORIGINAL DOCUMENT]


                                   6/97    6/98    6/99    6/00    6/01    6/02
                                   ----    ----    ----    ----    ----    ----
 The Estee Lauder Companies, Inc.  $100    $145    $200    $198    $175    $147
 S&P 500                           $100    $131    $156    $174    $147    $122
 Peer Group                        $100    $131    $131    $103    $120    $147

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                    (ITEM 2)

     The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP to serve as independent auditors of the Company for the fiscal year ending June 30, 2003, subject to ratification of this appointment by the stockholders of the Company. KPMG LLP was first appointed by the Board of Directors in April 2002 and replaced Arthur Andersen LLP, which had served as independent auditors of the Company for many years. KPMG LLP audited the Company's financial statements at June 30, 2002 and for the 2002 fiscal year, and is considered by management of the Company to be well qualified. The firm has advised the Company that neither it nor any of its members has any direct or material indirect financial interest in the Company.

     For the fiscal year ended June 30, 2002, the Company paid (or will pay) the following fees to KPMG LLP (and its affiliates) for services rendered during the year or for the audit in respect of that year:

             Audit Fees                              $1,523,000
             Financial Information Systems Design
               and Implementation Fees                        0
             All Other Fees                                   0
                                                     ----------
             Total                                   $1,523,000
                                                     ==========

     The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining auditor independence.

     One or more representatives of KPMG LLP will be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Class A Common Stock and Class B Common Stock of the Company voting in person or by proxy at the Annual Meeting of Stockholders. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee of the Board of Directors will reconsider the appointment.

     On April 12, 2002, the Board of Directors, on the recommendation of the Audit Committee, decided to end the engagement of Arthur Andersen LLP as the Company's independent public accountants, effective after Arthur Andersen's review of the Company's financial results for the quarter ended March 31, 2002 and the filing of the Company's report on Form 10-Q for such quarter, and authorized the engagement of KPMG LLP to serve as the Company's independent public accountants for fiscal 2002. None of Arthur Andersen's reports on the Company's consolidated financial statements for the fiscal years ended June 30, 2001 and 2000 contained an adverse opinion or disclaimer of opinion, nor was any such report qualified or modified as to uncertainty, audit scope or accounting principles.

     During the fiscal years ended June 30, 2001, 2000 and 1999 and through the date the engagement ended, there were no disagreements between the Company and Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company's consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

     The Company provided Arthur Andersen with a copy of the foregoing disclosure.

     During the fiscal years ended June 30, 2001 and 2000 and through the date of the appointment, the Company did not consult KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matter or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

     The Company provided KPMG with a copy of the foregoing disclosure.

     THE BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2003. PROXIES RECEIVED BY THE BOARD WILL BE SO VOTED UNLESS A CONTRARY CHOICE IS SPECIFIED IN THE PROXY.

                  PROXY PROCEDURE AND EXPENSES OF SOLICITATION

     The Company will hold the votes of all stockholders in confidence from the Company, its directors, officers and employees except: (i) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (ii) in case of a contested proxy solicitation; (iii) in the event that a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management; or (iv) to allow the independent inspectors of election to certify the results of the vote. The Company will retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

     All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

     Solicitation may be undertaken by mail, telephone, electronic means and personal contact by directors, officers and employees of the Company without additional compensation.

                      STOCKHOLDER PROPOSALS AND NOMINATIONS

     If a stockholder intends to present a proposal for action at the 2003 Annual Meeting and wishes to have such proposal considered for inclusion in the Company's proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of the Company by June 3, 2003. Such proposal also must meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

     The Company's bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding annual meeting of stockholders and must contain specified information and conform to certain requirements, as set forth in the bylaws. If the chairman at any stockholders meeting determines that a stockholder proposal or director nomination was not made in accordance with the bylaws, the Company may disregard such proposal or nomination.

     In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2003 Annual Meeting and the proposal fails to comply with the advance notice procedure prescribed by the bylaws, then the Company's proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal. Proposals and nominations should be addressed to Paul E. Konney, Senior Vice President, General Counsel and Secretary, The Estee Lauder Companies Inc., 767 Fifth Avenue, New York, New
York 10153.

                                OTHER INFORMATION

     Management of the Company does not know of any matters that may properly come before the meeting other than those referred to in the accompanying Notice of Annual Meeting of Stockholders or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a Director in place of a nominee named herein who becomes unable or declines to serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, proxies will be voted in accordance with the discretion of the proxy holders.

                                                PAUL E. KONNEY
                                                SENIOR VICE PRESIDENT,
                                                GENERAL COUNSEL AND SECRETARY

New York, New York
September 17, 2002

     THE ANNUAL REPORT TO STOCKHOLDERS OF THE COMPANY FOR THE FISCAL YEAR ENDED JUNE 30, 2002, WHICH INCLUDES FINANCIAL STATEMENTS, HAS BEEN MAILED TO STOCKHOLDERS OF THE COMPANY. THE ANNUAL REPORT DOES NOT FORM ANY PART OF THE MATERIAL FOR THE SOLICITATIONS OF PROXIES.

                                   [LOGO]
                                   ESTEE
                                   LAUDER
                                   COMPANIES

                        THE ESTEE LAUDER COMPANIES INC.

                              CLASS A COMMON STOCK

PROXY

                         ANNUAL MEETING OF STOCKHOLDERS

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS



     The undersigned, revoking all previous proxies, hereby constitutes and appoints Fred H. Langhammer, Paul E. Konney and Richard W. Kunes, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class A Common Stock of The Estee Lauder Companies Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on October 30, 2002, at The St. Regis, The St. Regis Roof, Two East 55th Street, New York, New York, at 10:00 a.m. (local time), and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon the matters listed on the reverse side, and otherwise in their discretion.


                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE COMPANY'S BOARD OF DIRECTORS "FOR" ALL NOMINEES IN ITEM 1 AND "FOR" ITEM 2.

PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE  [X]

Item 1 - Election of four (4) Class III Directors: 01 Charlene Barshefsky, 02 Leonard A. Lauder, 03 Ronald S. Lauder and 04 Marshall Rose

                FOR ALL NOMINEES         WITHHOLD AUTHORITY
              WITH EXCEPTIONS NOTED       FOR ALL NOMINEES

                      [ ]                        [ ]

Withheld for the following only:
(Write the name(s) of the Nominee(s) in the space below)

________________________________________________________


Item 2 - Ratification of appointment of KPMG LLP as independent auditors for the 2003 fiscal year.

                   FOR           AGAINST          ABSTAIN

                   [ ]             [ ]              [ ]

By checking the box to the right, I consent to future access of the          [ ]
Annual Reports, Proxy Statements, prospectuses and other communications electronically via the Internet. I understand that the Company may no longer distribute printed materials to me for any future stockholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor Services, Ridgefield Park, NJ and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility.

I plan to attend the Annual Meeting      [ ]

Please mark, date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.

Dated: ____________________________________ , 2002

__________________________________________________
SIGNATURE(S) OF STOCKHOLDER(S)

TITLE: ___________________________________________

__________________________________________________
SIGNATURE(S) OF STOCKHOLDER(S)

TITLE: ___________________________________________


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

             NOTICE: IF YOU PLAN TO ATTEND THE 2002 ANNUAL MEETING,
                 PLEASE CHECK THE BOX ON THE PROXY CARD ABOVE.
                   AN ADMISSION TICKET WILL BE MAILED TO YOU.

           NO ADMISSION WILL BE GRANTED WITHOUT AN ADMISSION TICKET.

                                     [LOGO]
                             ESTEE LAUDER COMPANIES

                        THE ESTEE LAUDER COMPANIES INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                   OCTOBER 30, 2002, 10:00 A.M. (LOCAL TIME)
                                 THE ST. REGIS
                               THE ST. REGIS ROOF
                              TWO EAST 55TH STREET
                               NEW YORK, NEW YORK

--------------------------------------------------------------------------------
IF YOU WISH TO ACCESS FUTURE ANNUAL REPORTS AND PROXY STATEMENTS ELECTRONICALLY VIA THE INTERNET AND NO LONGER RECEIVE THE PRINTED MATERIALS, PLEASE PROVIDE YOUR CONSENT WITH YOUR PROXY VOTE.

YOU MAY VIEW THE 2002 ANNUAL REPORT AND PROXY STATEMENT AT
http://www.elcompanies.com.
--------------------------------------------------------------------------------

                        THE ESTEE LAUDER COMPANIES INC.

                              CLASS B COMMON STOCK

PROXY

                         ANNUAL MEETING OF STOCKHOLDERS

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS



     The undersigned, revoking all previous proxies, hereby constitutes and appoints Fred H. Langhammer, Paul E. Konney and Richard W. Kunes, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class B Common Stock of The Estee Lauder Companies Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on October 30, 2002, at The St. Regis, The St. Regis Roof, Two East 55th Street, New York, New York, at 10:00 a.m. (local time), and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon the matters listed on the reverse side, and otherwise in their discretion.


                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE COMPANY'S BOARD OF DIRECTORS "FOR" ALL NOMINEES IN ITEM 1 AND "FOR" ITEM 2.

PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE  [X]

Item 1 - Election of four (4) Class III Directors: 01 Charlene Barshefsky, 02 Leonard A. Lauder, 03 Ronald S. Lauder and 04 Marshall Rose

                FOR ALL NOMINEES         WITHHOLD AUTHORITY
              WITH EXCEPTIONS NOTED       FOR ALL NOMINEES

                      [ ]                        [ ]

Withheld for the following only:
(Write the name(s) of the Nominee(s) in the space below)

________________________________________________________


Item 2 - Ratification of appointment of KPMG LLP as independent auditors for the 2003 fiscal year.

                   FOR           AGAINST          ABSTAIN

                   [ ]             [ ]              [ ]

By checking the box to the right, I consent to future access of the          [ ]
Annual Reports, Proxy Statements, prospectuses and other communications electronically via the Internet. I understand that the Company may no longer distribute printed materials to me for any future stockholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor Services, Ridgefield Park, NJ and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility.

I plan to attend the Annual Meeting      [ ]

Please mark, date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.

Dated: ____________________________________ , 2002

__________________________________________________
SIGNATURE(S) OF STOCKHOLDER(S)

TITLE: ___________________________________________

__________________________________________________
SIGNATURE(S) OF STOCKHOLDER(S)

TITLE: ___________________________________________


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

             NOTICE: IF YOU PLAN TO ATTEND THE 2002 ANNUAL MEETING,
                 PLEASE CHECK THE BOX ON THE PROXY CARD ABOVE.
                   AN ADMISSION TICKET WILL BE MAILED TO YOU.

           NO ADMISSION WILL BE GRANTED WITHOUT AN ADMISSION TICKET.

                                     [LOGO]
                             ESTEE LAUDER COMPANIES

                        THE ESTEE LAUDER COMPANIES INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                   OCTOBER 30, 2002, 10:00 A.M. (LOCAL TIME)
                                 THE ST. REGIS
                               THE ST. REGIS ROOF
                              TWO EAST 55TH STREET
                               NEW YORK, NEW YORK

--------------------------------------------------------------------------------
IF YOU WISH TO ACCESS FUTURE ANNUAL REPORTS AND PROXY STATEMENTS ELECTRONICALLY VIA THE INTERNET AND NO LONGER RECEIVE THE PRINTED MATERIALS, PLEASE PROVIDE YOUR CONSENT WITH YOUR PROXY VOTE.

YOU MAY VIEW THE 2002 ANNUAL REPORT AND PROXY STATEMENT AT
http://www.elcompanies.com.
--------------------------------------------------------------------------------